                                                                    Exhibit 99.1
ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE 37067                                           NEWS RELEASE
(615) 771-7575
--------------------------------------------------------------------------------

Contact:           William R. Council, III
             President and Chief Executive Officer


                     ADVOCAT ANNOUNCES FIRST QUARTER RESULTS

FRANKLIN, Tenn. - (May 13, 2003) - Advocat Inc. (NASDAQ OTC: AVCA) today announced its results for the first quarter ended March 31, 2003. The Company reported a net loss for common stock of $3.1 million, or $0.57 per share, in the first quarter of 2003 compared to $3.1 million, or $0.56 per share, in the same period in 2002. Net revenues for the first quarter of 2003 decreased 7.4% to $47.8 million compared with $51.6 million in the same period of 2002. The decrease in revenue was primarily due to previously announced lease terminations and a facility sale during the fourth quarter of 2002.

FIRST QUARTER RESULTS

Patient revenues rose to $41.0 million compared with $40.6 million in the first quarter of 2002.The increase in patient revenues was due to increased Medicare utilization and increased Medicaid rates in certain states, partially offset by a 2.7% decline in census in 2003 compared with the first quarter of 2002, the sale of a Florida nursing home in the fourth quarter of 2002 and the expiration of Medicare temporary payment increases effective October 1, 2002.

Resident revenues decreased to $5.9 million in 2003 from $10.2 million in the first quarter of 2002. The decline was primarily due to the termination of assisted living facility leases.

Ancillary service revenues, prior to contractual allowances, increased to $7.2 million in 2003 from $6.6 million in the first quarter of 2002. The increase was primarily due to increased Medicare census, partially offset by the Florida nursing home sold and reduction in revenue availability under Medicare. Management fees increased to $775,000 compared with $679,000 in the first quarter of 2002 as a result of higher occupancy levels.

Total expenses declined to $50.7 million compared with $54.5 million in the first quarter of 2002. Operating expenses represented 87% of revenues for the latest quarter compared with 85% of revenues in the first quarter of 2002.

Cash flow from operations was $861,000 in the first quarter of 2003. At March 31, 2003, Advocat had negative working capital of $58.3 million.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.



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

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in 10 states, primarily in the Southeast, and three provinces in Canada.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc


                                  ADVOCAT INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (In thousands, except per share data)


                                                             FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                           -----------------------
                                                             2003            2002
                                                           --------        --------
REVENUES:
   Patient revenues, net                                   $ 40,974        $ 40,621
   Resident revenues                                          5,894          10,179
   Management fees                                              775             679
   Equity in joint venture income                                64              70
   Interest                                                      58              25
                                                           --------        --------
     Net revenues                                            47,765          51,574
                                                           --------        --------

EXPENSES:
   Operating                                                 41,434          43,728
   Lease                                                      3,806           5,180
   General and administrative                                 3,208           3,159
   Interest                                                     890           1,034
   Depreciation and amortization                              1,376           1,383
                                                           --------        --------
     Total expenses                                          50,714          54,484
                                                           --------        --------

Loss before income taxes                                     (2,949)         (2,910)
Provision for income taxes                                      130              93
                                                           --------        --------
Net loss                                                     (3,079)         (3,003)
Preferred stock dividends, accrued but not paid                  67              58
                                                           --------        --------

NET LOSS FOR COMMON STOCK                                  $ (3,146)       $ (3,061)
                                                           ========        ========

Basic loss per share                                       $  (0.57)       $  (0.56)
                                                           ========        ========
Diluted loss per share                                     $  (0.57)       $  (0.56)
                                                           ========        ========

Weighted average shares:
     Basic                                                    5,493           5,493
                                                           ========        ========
     Diluted                                                  5,493           5,493
                                                           ========        ========


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